                                                                    Exhibit 10.4

                 AGREEMENT FOR THE OPERATION AND MAINTENANCE OF
                    COLSTRIP STEAM ELECTRIC GENERATING PLANT

                                        Index                            Page
                                        -----                            ----

     I.    Term ........................................................   1
    II.    Definitions .................................................   2
   III.    Operation - General .........................................   2
    IV.    Operation - Employees .......................................   3
     V.    Operation - Safety ..........................................   4
    VI.    Operation - Coal Fuel .......................................   5
            (a) General ................................................   5
            (b) Standby Coal Storage ...................................   5
            (c) Allocation of Coal Costs ...............................   7
   VII.    Operations - Scheduling of Power & Energy ...................   8
  VIII.    Operation - Records .........................................  10
    IX.    Operation - Water ...........................................  10
     X.    Maintenance - General .......................................  10
    XI.    Scheduling of Outages .......................................  11
   XII.    Working Capital Operating Funds and
              Capital Improvements Funds ...............................  11
  XIII.    Maintenance - Spare Parts ...................................  14
   XIV.    Operating and Maintenance Expenses
              and Accounting ...........................................  15
    XV.    Annual Review of O & M Costs ................................  17
   XVI.    Disposal of Waste or Surplus Commodities
             Materials, Equipment & Other Personal
             Property ..................................................  17
  XVII.    Uncontrollable Forces .......................................  18
 XVIII.    Applicable Laws and Regulations .............................  19
   XIX.    Obligations are Several .....................................  19
    XX.    Notices .....................................................  19
   XXI.    Execution ...................................................  20
  XXII.    Assignment ..................................................  20

                 AGREEMENT FOR THE OPERATION AND MAINTENANCE 0F

                    COLSTRIP STEAM ELECTRIC GENERATING PLANT

                             ROSEBUD COUNTY, MONTANA

      THIS AGREEMENT made as of the 30th day of July, 1971, by and between THE MONTANA POWER COMPANY, a Montana corporation, hereinafter referred to as "Montana," and PUGET SOUND POWER & LIGHT COMPANY, a Washington corporation, hereinafter referred to as "Puget".

I. Term

      This Agreement shall be effective and binding when executed and shall run concurrently with the Ownership Agreement and shall have the same term as that set forth in Section 26 of the Ownership Agreement.

II. Definitions

      Wherever used in this Agreement:

      "Owners", "Ownership Agreement", "Project" and "Project Agreements" shall be as defined in Section 1 of the Construction and Ownership Agreement executed concurrently herewith.

      "Coal Supplier" shall mean WESTERN ENERGY COMPANY or its authorized representative or successor under the Coal Agreement which is defined in the Ownership Agreement.

      "Ownership Percentage" shall be as defined in Section 2 of said Ownership Agreement.

III. Operation - General

            (a) The Owners hereby appoint Montana (hereinafter "Operator") as the Operator of the Project on behalf of and for the account of all Owners. Except as otherwise herein provided Operator on behalf of the Owners shall operate and maintain the Project, hire all Project personnel, pay all operating and maintenance expenses including labor payroll, flame stabilization fuel, water, materials and supplies, excepting coal fuel.

            (b) Montana accepts appointment as Operator and agrees that it will operate and maintain the Project at the lowest reasonable cost and in a prudent and skillful manner in accord both with the standards prevailing in the utility industry for projects of a similar size and nature and with applicable laws and final orders or regulations of regulatory or other agencies having jurisdiction. It is recognized that the Operator must have the latitude necessary to operate and maintain the Project in such manner. Each 0wner shall have the right to require that the Project be operated and maintained as provided in this paragraph.

            (c) Unless Puget gives its consent in writing, Montana shall not assign or delegate its responsibilities as Operator herein to any other firm, person, corporation or other entity except to a wholly owned subsidiary of Montana or a successor to Montana which results from a corporate reorganization in which there has been no significant change in beneficial ownership.


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

IV. Operation - Employees

            (a) All persons employed in the operation and maintenance of the Project, other than employees of independent contractors, shall be Montana employees, except as provided in subsection (e) hereof, and shall not be considered to be employees or agents of Puget.

            (b) A force of able and efficient manpower shall be the responsibility of the Operator and, as employer of the force, Operator will have the authority to hire and fire personnel as necessary. The work force will be employed in the classifications necessary to operate and maintain the Project and its associated facilities. It will be the Operator's responsibility to negotiate any contracts entered into with unions and to set such wage scales for nonunion personnel as reasonably necessary to the operation.

            (c) A training program shall be instituted by Operator to assure the availability of qualified personnel for the operation and maintenance of the Project. If such training program utilizes facilities of Montana other than Project facilities, the costs of such training shall be allocated on an equitable basis to Project costs hereunder. Operator agrees to make such training program and reasonable use of Project facilities available to employees of Puget for the purpose of training and the costs of such training shall be apportioned equitably between Puget and the Project.


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

            (d) The Operator shall pay promptly all sums due employees or due any governmental or other agency on their behalf or on account of their employment and shall not permit any labor claims to become a lien against the property of the Owners, other than claims that are being contested in good faith.

            (e) Puget shall have the right to furnish one full-time employee to fill a supervisory position. By mutual agreement between Puget and Operator, Puget may supply additional employees on a full-time or temporary basis. Said employees shall remain employees of Puget and may keep Puget advised concerning matters involving operation of the Project, but, with respect to their duties at the Project, said employees shall be under the supervision of and primarily responsible to the Project superintendent. Operator shall have no authority to fire Puget employees but may require that Puget transfer any employee from the Project. The salary and related costs of Puget employees shall be part of the operating expense of the Project and shared by the Owners in the same manner as other Project costs.

V. Operation - Safety

      The Operator shall develop and sponsor an adequate safety program for protection of personnel and equipment. Good housekeeping shall be practiced. In the interests of safety; but subject to the rights of the other Owners to inspect the Project as provided in the Ownership Agreement, the Operator may control access to the premises as necessary or as may be prescribed by lawful authority.


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

VI. Operations - Coal Fuel

            (a) General

                  (1) Each Owner agrees to timely provide the Operator with its coal delivery schedules to be furnished to the Coal Supplier under paragraph 3 of the "Coal Agreement". Owners authorize Operator to execute and deliver appropriate purchase orders to the Coal Supplier for said amounts to be delivered. The scheduling, delivery and payment for coal consumed in generation shall be as set forth in this Agreement and in the "Coal Agreement".

                  (2) Subject to the foregoing and as more specifically set forth hereinafter, Operator shall assume responsibility for the timely scheduling of coal supplies necessary to meet the generating requirements of the Owners pursuant to Section VII herein and to meet the Owners' respective coal storage requirements.

            (b) Standby Coal Storage

                  (1) Each Owner shall have the right to use the coal storage area in the same proportion as its Ownership Interest in the Project. During any time any portion of such coal storage area is not being used by an Owner entitled to such use, it may be temporarily used by the other Owner; provided: that such use shall not interfere with an Owner's ability to schedule coal into its portion of the coal storage area; that if sufficient storage is not available to accommodate the coal scheduled into storage, the Owner temporarily using such area shall make such arrangements as are necessary in order to avoid any such interference, such as exchange of coal


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

in storage for coal scheduled into storage or transferring coal in storage to the other Owner at the current cost of coal from the coal supplier; and that if an Owner suffers an economic loss in the form of increased coal costs or penalties assessed by the coal supplier because of the other Owner's temporary use of storage in excess of its share, the Owner suffering such loss shall be made whole by Owner causing such loss.

                  (2) The Owners shall cooperate in scheduling of coal from the Supplier and scheduling of coal in and out of storage in order to minimize rehandling; for example, coal of One Owner already in storage may be exchanged with the other Owner for coal that is scheduled into storage.

                  (3) At least annually the Operator shall survey the coal in storage and determine its amount. If the coal in storage, as determined by such survey, is greater or less than the amount shown in the records maintained by the Operator, the amount in such records for each Owner will be increased or decreased pro rata, as the case may be, based upon the average of the daily balances of coal in storage for each Owner during the period since the last survey, or by such other method as may be agreed upon by the Owners. If such adjustment results in any Owner having a negative coal balance, such Owner shall make arrangements to eliminate its negative position as soon as reasonably possible.

                  (4) If casualty or other forces cause a sudden or rapid loss of coal in coal storage, such loss shall be esti-


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mated or surveyed, as may be appropriate in the circumstances, and shared by the
Owners' pro rata, based upon the amount of coal of each in storage immediately preceding the loss, as shown in the records

            (c) Allocation of Coal Costs

                  (1) Operator shall, pursuant to the procedures established by the Owners' Committee, prepare a "Distribution Notice" to be provided to the Coal Supplier pursuant to subsection 7.2 of the Coal Agreement which notice shall be in a form to be mutually agreed upon. The Owners' Committee shall prescribe a procedure for equitably allocating the amount of coal consumed to each Owner in each twenty-four (24) hour period taking into account the daily average generation of each Owner and such adjustments as may be desirable to correct any inequities which might arise out of the method of plant loading and similar considerations.

                  (2) Complete records shall be kept by Operator as prescribed by the Owners' Committee, including the consumption of coal, the Btu content thereof, the amounts allocated to the respective Owners, the amounts in and out of storage and the amount each Owner has in storage.

                  (3) Annually Operator shall compute price adjustments for Btu content of coal pursuant to Section 8 of the Coal Agreement and furnish notification thereof to each Owner and to Coal Supplier.

                  (4) In the event of notification by Coal Supplier of any proposed adjustments for Cost Changes under Section 9 of the Coal Agreement, Owners shall meet to examine such proposal.


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

                  (5) In the event Owners are required to make additional payments to the Coal Supplier under subsection 7.5 or 7.8 of the Coal Agreement, such costs shall be divided equitably taking into account each Owner's deficiencies or surpluses in scheduling its respective share of 1,500,000 annual tons (or, for purposes of subsection 7.8 the "adjusted minimum annual tonnage" if applicable) any savings from sales of coal to third parties, and of the facts or circumstances including force majeure reasonably affecting such costs. In the event the Owners receive any credits from the Coal Supplier such credits shall be divided equitably taking into account each Owner's purchases of coal during the time period involved and such other facts and circumstances reasonably giving rise to such credits.

VII. Operations - Scheduling of Power and Energy

      (a) Each Owner shall furnish its generation schedule to the Operator in accordance with the procedures hereinafter set forth and shall be entitled to schedule and take an amount of generation up to but not to exceed its Ownership Percentage of the Project's net generating capability. The total of such schedules shall be within the limits of the capability of the Project during the period covered by such schedules. Subject to the terms, covenants, and conditions contained in the Project Agreements, the Operator will operate the Project in accordance with such generation schedules.

      (b) At least eight (8) hours before 12:01 a.m. of each day, the Owners shall make available to the Operator the hourly schedules of desired energy operation for the day. Changes in such scheduled energy operations may thereafter be made at any time by an Owner.


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

      No Owner shall schedule a rate of change of its share of output greater than such Owner's Percentage of a rate of change which is within the ability of the Project to perform; provided, however, that if one Owner schedules a rate of change of output less than its percentage of such Project ability, the other Owner may schedule a rate of change of output greater than its percentage of such Project ability, subject to meeting a total rate of change of output which is within the ability of the Project to perform.

      Any Owner desiring to schedule less than its Ownership Percentage of the minimum operating capability of each unit of the Project, when it is operating, may do so provided that such Unit's or Units' total scheduled output is at or above its overall minimum operating capability.

      The Owners' Committee shall, as soon as necessary information is available, set a mutually agreeable minimum normal operating capability for each unit of the Project and shall establish rules with respect to each Owner's obligation to schedule its percentage of the minimum normal operating capability of each unit of the Project.

      (c) The Operator shall hold deviations from schedule to a minimum. Unless otherwise agreed among the Owners, actual generation in any hour shall be apportioned among the respective Owners in proportion to the generation schedules of the respective Owners

      (d) When the actual or anticipated net electrical generating


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capability of the Project during any particular hour is for any reason reduced from its anticipated capability, and such reduced capability is less than the total amount scheduled, the amount of energy available to each Owner having a schedule for such hour, except as may otherwise mutually be agreed, shall be equal to such Owner's Ownership Percentage of the plants reduced generating capability, and the schedule for each such Owner shall be appropriately reduced for such hour. The Operator shall promptly notify each Owner of any change in operating limits or operating capability of any Project unit, and the respective Owners shall thereupon make any necessary changes in their respective generation schedules to conform such schedules to any limitation thereof arising out of the operation of this subparagraph (d).

VIII. Operation - Records

      The Operator shall keep adequate records of Project operations as necessary to reflect the efficiency of Project operation and maintenance programs and to record generation of power, and shall keep such other records as required by regulatory authorities . All records shall be made available for inspection by the Owners as desired.

IX. Operation - Water

      The Operator will operate and maintain the water pipeline and related facilities.

X. Maintenance - General

            (a) It shall be the Operator's responsibility to maintain equipment, buildings, and other facilities associated with the Project in accordance with good utility practice, manufacturer's recommendations, and applicable State and Federal regulations.

            (b) The Operator will maintain a work force of mechanics,


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

machinists, welders, electricians, and other classifications as necessary to carry out a routine preventive maintenance program.

            (c) Extraordinary maintenance may require work in excess of that required on a normal basis. The Operator will contract such extraordinary work or temporarily add to the Project maintenance force or both as necessary to accomplish the work.

XI. Scheduling of Outages

      (a) Scheduled outages for major maintenance shall be as required by the manufacturers' applicable conditions of sale and delivery of the affected facilities and equipment or as the manufacturer may advise from time to time, unless otherwise agreed by the Owners' Committee.

      (b) All outages for maintenance shall be scheduled at such times as shall be directed to the Operator by Owners' Committee, provided, however, that any outages required for maintenance affecting the safety of the Project shall be scheduled by the Operator as required.

XII. Working Capital Operating Funds and Capital Improvement Funds

      (a) The Owners shall furnish working capital as required for operation and ordinary maintenance.

      (b) Prior to commencement of commercial operation of the Project, Puget, upon not less than ten (10) days' notice, will advance to Operator one-half (1/2) of the minimum amount deemed necessary by Owners to provide working capital adequate for continuous operation of the Project. Such amount shall be mutually determined by Owners based upon the budgeted total operating costs of the Project, excluding fuel, for a forty-five (45) day period. This amount shall be reviewed periodically by the Owners to determine its adequacy.


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

            (c) (i) On or before September 1 of each year, the Operator shall submit to the Owners a budget of its estimate of operation and maintenance costs, and fuel costs, other than coal, by calendar months for the operating year beginning January 1 next following. Such budget shall be subject to approval by the Owners which approval shall not unreasonably be withheld; if such approval is not given by November 1 in any such year, the Owners shall agree upon a revised budget not later than December 1 of such year. Each budget shall include such items of expenditure for replacement and repair of Project facilities as are normal to projects of a similar character and shall provide an adequate contingency item for emergency repairs and replacements. The Operator will submit budget revisions as may become necessary from time to time during any operating year which Owners shall promptly consider and which shall similarly be subject to approval by Owners. The budget will control expenditures for operating purposes through the ensuing year, except as may be required in an emergency.

      The budget will list the work force and expense therefor, materials, supplies, and other expenses associated with the normal maintenance program. Extraordinary items of maintenance will be detailed to set forth the cost of labor required beyond that available from the regular force and other expense which will be incurred.

      The maintenance budget shall include an additional 10% or an amount as mutually agreed by the Owners' Committee for contingencies to allow for expeditious handling of items of unforeseen maintenance, the delay of which would endanger equipment or personnel, or which would restrict production below the output required. Items of unforeseen maintenance for which an expenditure would be made from the contingent


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budget items which are estimated to cost $50,000 or more will be referred to the
Owners for approval before the expenditure is committed.

      In the event of emergency or forced outages, reductions in Project capability, or instances of unforeseen maintenance restricting production below that required by the Owners during which repairs could be effected more rapidly by expenditure of overtime, the Owners will be individually notified, and those desiring accelerated repairs will equally share the expediting costs expended to return the Project to the required operating level at an earlier date.

                  (ii) On or before September 1 of each year, the Operator shall prepare a construction budget of items of capital improvements, betterments, replacements (other than normal replacements budgeted under the foregoing provisions of this subparagraph (c)) or other capital expenditures and retirements of facilities and equipment, relating to Project facilities as may be suggested or proposed by any Owner, for construction commencing during the year beginning January 1, next following. Upon unanimous approval of Owners of a construction budget the Owners will be responsible for payment of their respective percentage shares of the cost of any such improvement, betterment, capital expenditure or retirement so approved. Puget shall deposit funds in advance as necessary for construction and the Operator shall perform, or cause to be performed, such construction under procedures similar to the Project construction. The rights, titles and interests, including Ownership Percentage interest, of any Owner in and to any such capital additions, improvements, betterments or replacements shall be in the same percentage as the ownership interest provided in the Construction and Ownership Agreement. Proceeds from salvage shall be distributed to the Owners or with the unanimous approval of the Owners applied to obligations of the Project.

                  (iii) The Owners recognize that it will be necessary for continued operation of the Project, or to maintain the Project in operable condition, that the Operator be in a position to meet commitments for payroll, repairs and replacements, materials and supplies, services and other expenses of a continuing nature in order that it may fulfill its obligations to the Owners as Operator under this Agreement. Accordingly, notwithstanding the foregoing provisions of this subparagraph (c), the Operator may make all expenditures in the normal course of business, or in an emergency, as necessary for the proper and safe operation and maintenance of the Project; as soon as practicable after the making of any such expenditures the Operator shall make a full report thereof to Owners.

            (d) Any action required by a final and binding order of any public authority having jurisdiction or in any emergency for the safety of the Project will be taken by the Operator.

            (e) The Operator shall provide each Owner with regular monthly reports on construction, operation and maintenance of the Project. Each Owner shall have the right through its officers, employees or agents to inspect the Project and Project records at any reasonable time.

XIII. Maintenance - Spare Parts

      A reasonable and adequate supply of spare parts will be provided by the Owners and stocked for maintenance of Project equipment. The Operator shall reorder items of stock used in the maintenance program as necessary.


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

XIV. Operating and Maintenance Expenses and Accounting

      (a) The Operator will pay all operating and maintenance expenses of the Project.

      (b) On or before the twenty-sixth (26th) day of each month, the Operator shall render to each Owner a statement showing for the preceding accounting month:

            (1) All project operation and maintenance expenses paid or accrued by the Operator during the preceding accounting month including but not limited to:

                  (i) The cost of all payroll including related payroll taxes of direct Project employees;

                  (ii) Payroll of Montana's employees, other than those customarily charged to Montana's administrative and general expenses, and other than direct Project employees, on an actual time basis including related payroll taxes such as social security taxes and unemployment insurance costs:

                  (iii) Materials and supplies including related purchasing and handling costs;

                  (iv) Reasonable traveling expense including use of Owner's transportation equipment;

                  (v) Any purchase power costs as agreed by the Owners'
Committee;

                  (vi) Communication costs directly related to the Project;

                  (vii) Other miscellaneous costs.


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

            (2) As a reimbursement for General Office electric system administrative and general expenses and related employee benefit costs indirectly applicable to the Project but not charged thereto, Montana will charge monthly to the Project costs a percentage of the total Project labor costs incurred during the previous month, which labor casts include a loading rate to cover pay for time not worked such as vacation, holidays, sick leave, etc. The applicable percentage rate shall be determined annually by agreement of the Owners and shall be based upon the Montana's actual costs during the previous year. The applicable rate shall be the quotient of dividing the total of the Montana's general office electric system annual charges to F.P.C. account 920 Administrative and General Salaries and account 921, Office Supplies and Expenses by the Montana's total annual electric system labor costs, including charges to construction, retirements and clearing accounts.

      (c) On or about the fifth (5th) day after receipt of the Operator's said statement, Puget shall pay to Montana as Operator its Ownership Percentage share of the total operation and maintenance expenses shown on said statement.

      (d) The Operator's said statement shall be by account classification in accordance with the Uniform System of Accounts prescribed for electric utilities by the Federal Power Commission, except as may be otherwise directed by the Owners; provided, however, that in the event differing requirements of differing Owners require additional accounting records, the Operator shall furnish such records as may reasonably be required for each Owner's such purposes.


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

      (e) It is recognized by the Owners that the A&G expense provision above is designed to reimburse Montana for normal and routine accounting and other supervisory costs related to the Project. In the event extraordinary matters requiring significant expenditure of time or expense by officers, other supervisory personnel of either Owner or outside consultants are necessary in order to preserve or protect the Project such as major administrative or legal proceedings, or similar matters, the Owners may, by mutual consent, permit such extraordinary costs to be charged directly to Project operating expenses in addition to the above A&G expenses, which consent shall not be unreasonably withheld.

XV. Annual Review of O&M Costs

      At least annually, the Owners' Committee shall review the allocation of operation and maintenance costs under this Agreement to determine whether there are any material inequities and, if there are material inequities, shall devise a procedure for correcting the same.

XVI. Disposal of Waste or Surplus Commodities, Materials, Equipment and Other Personal Property

            (a) The fly ash and the bottom ash and other by-products of combustion removed from boiler furnace will be disposed of by the Operator. The costs of such disposal shall be included as an operating expense and charged back to the Owners in proportion to their respective coal consumption.

            (b) Any commodities, materials, including fly ash, equipment or other real or personal property which is produced


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

from or is available from the Project and which is surplus to the then present or reasonably foreseeable future requirements of the Project may be sold or otherwise disposed of upon such terms and conditions and for such periods of time and the proceeds divided as may be approved by Owners.

            (c) The foregoing shall not be applicable under any circumstances or in any manner to sale or disposal of electric energy.

XVII. Uncontrollable Forces

      The Operator shall not be considered in default of any of its obligations hereunder if failure of performance shall be due to uncontrollable forces. The term "Uncontrollable Forces" shall mean any cause beyond the control of the Operator affected and which by the exercise of reasonable diligence, the Operator is unable to overcome, and shall include but not be limited to an act of God, fire, flood, explosion, strike, labor disputes, labor or material shortages, sabotage, an act of the public enemy, civil or military authority, including court orders, injunctions, and orders of government agencies with proper jurisdiction prohibiting acts necessary to performance hereunder or permitting any such act only subject to unreasonable conditions, insurrection or riot, an act of the elements, failure of equipment, or inability to obtain or ship materials or equipment because of the effect of similar causes on suppliers or carriers. Nothing contained herein shall be construed so as to require Operator to settle any strike or labor dispute in which it may be involved. Any party rendered unable to fulfill any obligation by reason of uncontrollable forces shall exercise due diligence to remove such inability with all reasonable dispatch.


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

XVIII. Applicable Laws and Regulations

      The Operator in its performance of its obligations hereunder shall conform to all applicable laws, rules and regulations and, to the extent that its operations may be subject to the jurisdiction of State or Federal regulatory agencies, shall conform to the terms of valid and applicable orders of any such agencies.

XIX. Obligations are Several

      The duties, obligations and liabilities of Montana and Puget hereunder are intended to be several and not joint or collective and neither shall be jointly or severally liable for the acts, omissions, or obligations of the other. Nothing herein contained shall be construed to create an association, joint venture, partnership, or impose a partnership duty, obligation or liability, between Montana and Puget. Neither party shall have a right or power to bind the other party without its express written consent, except as expressly provided in this Agreement. This Agreement shall be construed in accordance with the laws of the State of Montana.

XX. Notices

      Any notice, demand, or request provided for in this Agreement served, given, or made in connection therewith, shall be deemed properly served, given or made if given in person or sent by registered or certified mail, postage prepaid, addressed to the party or parties at its principal place of business to the attention of the president or chief executive officer of Montana and Puget. Any party may at any time, and from time to time, change its designation of the person to whom notice shall be given by giving notice to all other parties as hereinabove provided.


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

XXI. Execution

      This Agreement shall be effective and binding when executed by Montana and Puget as hereinabove provided.

XXII. Assignment

      This Agreement may not be assigned except as provided in paragraph 16 of the Ownership Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement in several counterparts.

                                      PUGET SOUND POWER & LIGHT COMPANY

ATTEST:                               By /s/ D. H. Knight
                                        ----------------------------------------
/s/ W. E. Watson  Secretary                                       Vice President
----------------


                                      THE MONTANA POWER COMPANY

ATTEST:                               By /s/ Geo. W. O'Connor President
                                        ---------------------
/s/ John C. Hauck Secretary
-----------------

STATE OF WASHINGTON     )
                        )       ss
COUNTY OF KING          )

      On this 5th day of September, 1972, before me, the undersigned, a Notary Public in and for the State of Washington, personally appeared D. H. Knight, known to me to be Vice President of PUGET SOUND POWER & LIGHT COMPANY and acknowledged to me that he executed the within instrument on behalf of that corporation.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year in this certificate first above written.


                                       /s/ Russel B. Olson
                                       -----------------------------------------
                                       Notary Public for the State of Washington
                                       Residing at Bellevue
                                       My Commission expires: December 1, 1973

STATE OF MONTANA        )
                        )       ss
COUNTY OF SILVER BOW    )

      On this 11th day of September, 1972, before me, the undersigned, a Notary Public in and for the State of Montana, personally appeared Geo. W. O'Connor, known to me to be the President of THE MONTANA POWER COMPANY and acknowledged to me that he executed the within instrument on behalf of that corporation.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year in this certificate first above written.


                                       /s/ William J. Carl
                                       -----------------------------------------
                                       Notary Public for the State of Montana
                                       Residing at Butte, Montana
                                       My Commission expires: July 17, 1974


                                      -21-